The Korea Fund, Inc.
Chairman’s Letter to Stockholders

Dear Fellow Stockholders,

Following the close of the fiscal year ended June 30, 2007 (the ‘‘Period’’), I have the pleasure of again writing to you. The primary purpose of any such stockholder letter at such a time is to provide an update of the significant events in the Period. However, as you may be aware I have already written on more than one occasion within the Period and I appreciate that under such circumstances there is repetition in this letter—for which I apologize in advance but seek your patience given that, as I believe, any year-end report needs to provide a full synopsis of significant events for the year and that not all stockholders may necessarily have received my mid-term letters.

The Period has again been busy for your Board (as it has been for stockholders in both following and understanding the rationale for the events that have occurred in the Period). I thank you for your patience in both understanding the various issues put to you and the support provided to your Board’s various suggestions proposed at the time of the Special Meeting of Stockholders in April (‘‘Special Meeting’’). Further, on your behalf, I would like to thank my colleagues on the Board for their hard work during the Period. During the past fiscal year, members of your Board participated in over 20 meetings of the Board and its Committees held in person or by telephone, while individual members of the Board put in some additional hours researching and communicating to stockholders the various issues considered by your Board for the benefit of all. Without the hours so spent in the reconnaissance and due diligence of our plans it would have been considerably more difficult for us, as a Board, to propose what have been sometimes complex issues to stockholders with the necessary conviction. I believe your Board has demonstrated that it operates as a truly independent body and is single minded in wishing to build on the past successes of your Fund. Among other things, it has resulted in appropriate measures being taken that will likely reduce operating expenses and on which I expand hereunder.

The major event of the year has been the transfer of the investment management responsibility to the RCM Group, which has its headquarters in San Francisco (RCM Capital Management LLC (‘‘RCM SF’’)), and a significant office in Hong Kong (RCM Asia Pacific Limited (‘‘RCM AP’’)). While this occurred at the end of the Fund’s third fiscal quarter, a considerable amount of time before that was absorbed in the identification and evaluation of possible manager candidates and in performing the necessary due diligence of those short listed ahead of your Board’s unanimous suggestion put to you at the Special Meeting. These details were recorded in my letter dated February 27, 2007 to stockholders regarding the first half of the fiscal year, while the rationale and deemed need for a change were documented in your Fund’s Proxy Statement dated March 2, 2007 that was mailed to all stockholders.

In short, working closely with our consultant, Mercer Investment Consulting’s Asia office, your Board developed an initial list of some 12 investment managers all with proven expertise in the Korean equity market. The Board then reduced this initial list to a short list of five firms through a process that involved on-site due diligence by the consultant and members of your Board and in-person presentations by the consultant to the Board. In October 2006, your Board held in-person ‘‘beauty parades’’ with the five finalists. After further due diligence on

The Korea Fund, Inc.
Chairman’s Letter to Stockholders (continued)

these finalists and with the help of significant research and assistance from our consultant, your Board unanimously recommended to pursue RCM SF as the Fund’s investment manager and RCM AP as a sub-adviser to the Fund, subject to further due diligence and finalization of material terms (and subject to approval by the Fund’s stockholders, which was subsequently provided at the Special Meeting).

To recap briefly on the facts of RCM SF and its affiliates (‘‘RCM’’), which were set out in some detail in both in my letter of February 27, 2007 and my letter accompanying the Proxy Statement, I summarized the position by saying that RCM is a global investment organization consisting of separate affiliated entities with offices in key financial centers around the world, including San Francisco, London, Frankfurt, Hong Kong, Tokyo and Sydney. As of June 30, 2007, these affiliated entities collectively advised or managed approximately $157 billion, including approximately $18.6 billion managed by RCM SF in San Francisco and approximately $13.5 billion managed by RCM AP in Hong Kong. RCM is part of the Allianz Global Investors Group. Research is at the cornerstone of RCM’s investment process and this fundamental research is organized globally by industry sector. RCM also includes a market research capability known as GrassrootsSM that complements the fundamental research of its career analysts. RCM manages mutual funds and unit trusts, insurance funds, corporate funds, pension funds, endowment and charity funds and government institutional monies in North America, Europe and Asia Pacific.

The investment management business of RCM in the Asia Pacific region was established in Hong Kong in 1983 (formerly Thornton Management) to provide international investors with specialist Asian equity management through a range of mutual funds and discretionary management services. Hong Kong remains RCM’s Asian regional center where 24 investment professionals manage a range of Asian regional and single country portfolios. RCM in Asia Pacific also has offices in Tokyo and Sydney. The investment approach in Asia seeks to identify companies that can deliver superior risk adjusted returns as a result of a re-rating or through the identification of earnings drivers that are not thought to be discounted fully in the current price. Using its proprietary research, RCM builds portfolios stock by stock while taking account of the implied sector allocation for risk control purposes. The majority of active return is expected to be a result of stock level considerations. From Hong Kong, RCM manages approximately $2.6 billion in Korean equities including dedicated funds organized for non-US investors.

In short, your Board identified RCM as possessing:

•	impressive and focused research, at both the macro and micro levels;

•	a concentrated portfolio construction methodology, driven by its research;

•	a risk management process which is independent of the individual portfolio manager;

•	a strong Asian presence;

The Korea Fund, Inc.
Chairman’s Letter to Stockholders (continued)

•	a boutique asset management culture with strong and supportive ownership by Allianz SE (parent company to RCM);

•	performance that has been historically successful in the Korean stock market as well as other equity markets;

•	strong and well-integrated U.S. and local compliance oversight; and

•	infrastructure and marketing support from its affiliate, Allianz Global Investors Fund Management LLC, especially in the closed-end investment company field, a key growth area for the group.

At the time of the change in investment manager, your Board provided RCM a period in which to restructure the portfolio holdings to its model—a period known in the industry and referred to herein as the ‘transition’. At such a time of a change in a portfolio manager it is quite usual that a certain grace period be given the new appointee to permit it to restructure the holdings in the portfolio to its own model and before which the Board’s investment performance monitoring commences. After lengthy consideration of the situation and dialogue with RCM, your Board decided, given the structure of the then portfolio and the level of illiquidity in certain of the holdings, that this grace period should extend through June 30.

In past correspondence I have referred to the high level of retained capital gains in the portfolio that, in this transition, would result in the realization of capital gains which, to avoid the Fund paying tax thereon, would be distributed to stockholders. If the Fund makes this capital gains distribution in cash and the Fund remains fully invested, it will need to sell additional portfolio securities to raise the cash to make the distribution. These additional sales will cause the Fund to realize additional capital gains that in turn must be distributed. As a result of this ‘‘cascade,’’ the Fund would shrink, likely causing an increase in the Fund’s expense ratio. In an effort to reduce the need for the Fund to raise cash to make the distribution (and thereby reduce the effect of any ‘‘cascade’’), we proposed to stockholders that your Fund be permitted to pay out these capital gains in newly issued Fund shares or, at the election of the stockholder, in cash. This proposal was approved at the Special Meeting. As noted above, if a stockholder elects to receive Fund shares—and I hasten to add that the choice is entirely voluntary dependent on the desires of each investor—it provides certain benefits to your Fund in that, by choosing Fund shares over cash, it reduces the ‘‘cascade’’ effect and therefore the need to payout additional sums going forward. The proposal also carries benefits for those stockholders seeking to retain exposure to the Korean market through the Fund. With regard to stockholders’ choice between electing a stock or cash dividend, a letter of inquiry will be dispatched all stockholders ahead of the proposed dividend payment date— such date being forecast for November of this year.

I must reemphasize that I appreciate that some stockholders might be reluctant to have to pay capital gains taxes at this moment on an investment that has performed so well over time. I sympathize with such thinking but the alternative (which was analyzed in depth by your

The Korea Fund, Inc.
Chairman’s Letter to Stockholders (continued)

Board) needs considering. Your Board has reason to believe that a significant contributor to the Fund’s underperformance over the more recent period as compared to both its benchmark and peer group has been the investment manager’s reluctance to realize significant amounts of gains through a repositioning of the portfolio to take better advantage of the current market conditions. Your Board would view any long-term underperformance of the Fund with very serious concern: such long-term underperformance would lead to a surplus of sellers of Fund shares in the market, which, in turn would lead to an increase in the discount. An increase in the discount would, in turn, lead to increasing stockholder dissatisfaction, which could push the Fund toward more aggressive discount management techniques that might decrease the total size of the Fund and increase the Fund’s total expense ratio. Over time, this would all lead to the ultimate demise of the Fund.

Given the positive stance of your Board to continue the success of this Fund and indeed to grow it in the years to come, supported by, we believe, a strong majority of stockholders, your Board is confident that the portfolio restructuring that has occurred from the transition to the new manager will help the Fund achieve better performance going forward relative to its benchmark and to its peer group. An unavoidable consequence of the portfolio restructuring is the realization of significant amounts of gains, which may require stockholders to pay taxes thereon. However, it is our hope that enhanced performance of your Fund would lead to additional buyers, potentially narrowing the discount.

We are pleased to state that the transition was substantially finalized by June 30 and was largely accomplished on a basis better than we could have anticipated, aided by a strong Korean market in the quarter. Further, the Fund’s subsequent performance, although extremely short in time, has been encouraging. We are now monitoring the Fund’s performance against the Fund’s benchmark, the KOSPI, and look forward to reporting to you regularly on progress.

On other Fund related matters of interest to you, your Board continues to maintain a constant ‘weather eye’ in an endeavor to identify means by which we can increase productivity through proactive measures or reduce expenses. For example, the Fund had traditionally used the services of two law firms, one of which focused on regulatory and corporate matters and one of which focused on advising the independent members of the Board. Given that your Board now consists entirely of Directors who have no affiliation with the Fund’s investment managers and a single purpose for the Fund, we have been able to restructure the legal responsibilities to now retain a single firm with responsibilities for all legal affairs of the Fund. Further and as previously reported, we have now closed the Osaka listing of the Fund which will add to cost savings going forward. In addition, during the fiscal year ended June 30, 2006, as a result of your Board’s inquiries, the Fund initiated a securities lending program, which generated income of $1.2 million in the Period and $1.6 million since its inception on December 14, 2005. Your Board intends to seek stockholder approval of a proposal to amend the Fund’s fundamental investment restriction on lending to permit, among other things, increased securities lending (from 25% of the Fund’s total assets to 33% of the Fund’s total assets), which would permit RCM to take greater advantage of this opportunity. We will be providing stockholders with more information regarding this proposal, including more details regarding benefits and risks, in a proxy statement to be mailed in September.

The Korea Fund, Inc.
Chairman’s Letter to Stockholders (continued)

Your Fund’s upgraded web site, www.thekoreafund.com, continues to be developed and we hope to add further pages for your additional information: please feel free to refer to it.

Please do not hesitate to contact me if you have any questions or comment on this or other matters concerning your Fund. Alternatively I hope to have the opportunity of meeting with you at the Annual Stockholder Meeting scheduled for October 24 at 2 PM in New York City.

We thank you for your continued support of the Fund.

Yours very sincerely,

Julian Reid*
Chairman of the Board,
for and on behalf of The Korea Fund, Inc.
July 10, 2007

*This letter was written ahead of the severe weakness in the global markets of the past days. While Korea is on the other side of the world to the epicenter of the problems recently created and emanating primarily in the United States by the subprime debt market, contagion has spread to all global markets and the Emerging Markets have not been spared.